ADVANCED BIOTHERAPY, INC.
Administration 141 West Jackson Blvd. Suite 2182 Chicago, IL 60604 Telephone 312-427-1912 Fax 312-427-5396 www.advancedbiotherapy.com

February 21, 2007

Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549

Re:	Advanced Biotherapy, Inc. Form 10-KSB/A for the Fiscal Year Ended December 31, 2005 File No. 0-26323

Dear Mr. Rosenberg:

We are responding to an additional comment communicated on February 15, 2007 by Ms. Tabatha Akins, Staff Accountant at the SEC, to Joel Weinstein of Rutter Hobbs & Davidoff, company counsel, regarding our Form 10-KSB/A.

Item 8A. Controls and Procedures, page 20

2.
Please revise your disclosure to clarify how you concluded, despite the restatements, that your disclosure controls and procedures were effective. Further, your disclosure in the first paragraph on page 21 states that you believe that “internal controls and procedures continue to be adequate”. Please revise your language here to be consistent with Item 307 of Regulation S-B, which requires that your certifying officers disclose their conclusions regarding the effectiveness (not adequacy) of disclosure controls and procedures.

We have revised our disclosure in Item 8A “Controls and Procedures” of our proposed Amendment No. 2 on Form 10-KSB/A about the conclusions of our certifying officers as to the effectiveness of our disclosure controls and procedures as of the original filing date of our Form 10-KSB for the year ended December 31, 2005. The errors in our Amendment No. 1 on Form 10-KSB/A also are discussed in the revisions proposed to be made to pages 20 and 21 of the Form 10-KSB/A filed January 12, 2007. These revisions are found at page 2 of the enclosed Amendment No. 2 on Form 10-KSB/A which we propose to file.

Jim B. Rosenberg
Senior Assistant Chief Accountant
February 21, 2007

We also have revised our Form 10-QSB/A for the quarterly period ended March 31, 2006, to expand the disclosure about the conclusions of our certifying officers as to the effectiveness of our disclosure controls and procedures as of the original filing date of our Form 10-QSB for the quarter ended March 31, 2006. The limited corrections to our Amendment No. 1 on Form 10-QSB/A also are discussed in the revisions proposed to be made to page 15 of the Form 10-QSB/A filed January 12, 2007. These revisions are found at page 2 of the enclosed Amendment No. 2 on Form 10-QSB/A which we propose to file.

We also have revised our Form 10-QSB/A for the quarterly period ended June 30, 2006, to expand the disclosure about the conclusions of our certifying officers as to the effectiveness of our disclosure controls and procedures as of the original filing date of our Form 10-QSB for the quarter ended June 30, 2006. The limited corrections to our Amendment No. 1 on Form 10-QSB/A are also discussed in the revisions proposed to be made to pages 14 and 15 of the Form 10-QSB/A filed January 12, 2007. These revisions are found at pages 2 and 3 of the enclosed Amendment No. 2 on Form 10-QSB/A which we propose to file.

We also have revised our Form 10-QSB/A for the quarterly period ended September 30, 2006, to expand the disclosure about the conclusions of our certifying officers as to the effectiveness of our disclosure controls and procedures as of the original filing date of our Form 10-QSB for the quarter ended September 30, 2006. The limited corrections to our Amendment No. 1 on Form 10-QSB/A are also discussed in the revisions proposed to be made to page 16 of the Form 10-QSB/A filed January 12, 2007. These revisions are found at pages 2 and 3 of the enclosed Amendment No. 2 on Form 10-QSB/A which we propose to file.

We suggest that you contact Joel Weinstein at Rutter Hobbs & Davidoff Incorporated, the Company’s counsel, if you have any questions or comments regarding this response. Mr. Weinstein’s telephone number is 310.286-1700 and his fax number is 310.286-1728.

Very truly yours, /s/ Christopher W. Capps Christopher W. Capps President and Chief Executive Officer

cc:	Tabatha Akins, Staff Accountant Securities and Exchange Commission

Jim B. Rosenberg
Senior Assistant Chief Accountant
February 21, 2007

ADDENDUM

Proposed Amendment No. 2 on Form 10-KSB/A for
the fiscal year ended December 31, 2005 and
proposed Amendment No. 2 on Form 10-QSB/A
for the quarter ended September 30, 2006,
June 30, 2006 and March 31, 2006, respectively

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_________________________________________

Form 10-KSB/A
(Amendment No. 2)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 or 15 (d) of the SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005
or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT of 1934

Commission file number 0-26323
___________________________________________________

Advanced Biotherapy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0402415 (IRS Employer Identification No.)

141 West Jackson Blvd., Suite 2182
Chicago, IL 60604

(Address of principal executive offices, including zip code.)

(Registrant’s telephone number, including area code)
(312) 427-1912

Securities registered pursuant to Section 12 (b) of the Act
None

Securities registered pursuant to Section 12 (g) of the Act
Common Stock

Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Check if no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is contained herein, and no disclosure will be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☐

State Issuer’s revenues for its most recent fiscal year.

December 31, 2005:  $-0-

The aggregate market value of Registrant’s common stock held by non-affiliates computed by reference to the closing price of such stock on February 28, 2006, was $3,755,247, which market value excludes 12,623,383 shares of common stock held by directors, executive officers and stockholders whose beneficial ownership exceeds ten percent (10%) of the shares outstanding on February 28, 2006.

As of February 28, 2006, the Registrant had outstanding 54,348,346 shares of common stock.

Documents Incorporated by Reference: None.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to correct errors the Company discovered in the comparison made between annual periods in Management’s Discussion and Analysis of Financial Condition and Results of Operation and the Controls and Procedures presented in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2005 filed January 12, 2007 (“Amended Filing”). All other items in the Amended Filing not expressly changed herein shall be as set forth in the Amended Filing, including, without limitation, the financial statements presented in the Amended Filing.

The following are the errors discovered by the Company.

a.    The increase in the amount of research and development expenses over the year ended December 31, 2004 of $97,310 includes the sum of $377,500 reclassified as a research and development expense rather than a separate and equivalent stock option and warrant vesting expense.

b.    The Company eliminated reference to “stock option and warrant vesting expense” in its comparison of the year ended December 31, 2005 compared to 2004.

The Company is not restating or correcting its financial statements filed with the Amended Filing.

This Amendment No. 2 does not reflect events occurring after the filing of our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed on April 14, 2006 (“Original Filing”) or modify or update disclosures affected by subsequent events, except for the updated Exhibits 31.1, 31.2, 32.1 and 32.2. In accordance with SEC rules, this Amendment No. 2 includes updated certifications from our Chief Executive Officer and Chief Financial Officer as Exhibits 31.1, 31.2, 32.1 and 32.2.

The following sections of our Annual Report on Form 10-KSB/A have been revised from the Amended Filing:

Part I - Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Fiscal 2005 Compared to 2004.”

Part II - Item 8A. Controls and Procedures.

All information in this Amendment No. 2 on Form 10-KSB/A and the Amended Filing is subject to updating and supplementing as provided in the Company’s periodic reports filed with the Securities and Exchange Commission subsequent to the date of such reports.

2

PART II.

ITEM 6. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

FISCAL 2005 COMPARED TO FISCAL 2004 (As Restated)

The following data has been restated to recognize in 2004 an additional interest expense as a finance charge of $49,749 due to a correction in the accounting in connection with the Company’s reduction of the conversion price from $0.25 to $0.24 per share with respect to its outstanding 2000 and 2002 convertible notes. See Note 12 - Conventional Convertible Debt - of the Notes to Financial Statements for more detailed information regarding this restatement.

For the year ended December 31, 2005, the Company realized a net loss of $2,158,352 compared to a net loss of $2,490,444 for the year ended December 31, 2004. The Company had decreases in expenses over the year ended December 31, 2004, consisting primarily of the following: decreased interest expense of $168,614, decreased promotional fees of $27,422, decreased professional fees of $21,363, decreased depreciation and amortization of $17,597, decreased administrative salaries and benefits of $26,051, decreased insurance of $23,816, deceased shareholder relations fees and transfer fees of $27,373, decreased rent of $71,161, decreased travel and entertainment of $31,344, decreased general and administrative expenses of $28,287, decreased interest and dividend income of $113,762, increased research and development expenses in the amount of $97,310, increased business development expenses of $81,500, increased directors’ fees of $56,673, increased loss on abandonment of patents of $13,971, and increase of gain on forgiveness of debt of $145,400.

ITEM 8A.  CONTROLS AND PROCEDURES

In accordance with Item 307 of Regulation S-B promulgated under the Securities Act of 1933, as amended, the Chief Executive Officer and Chief Financial Officer of the Company (the “Certifying Officers”) conducted evaluations of the Company’s disclosure controls and procedures. As defined under Sections 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the term “disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Certifying Officers have concluded that, as of April 14, 2006, the date of the original filing of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (“Original Filing”), that the Company’s disclosure controls and procedures were ineffective because (i) the Company incorrectly aggregated certain patent and patent pending costs instead of classifying patent costs and patent pending costs separately, (ii) incorrectly classified certain auction rate securities as cash that should have been separately classified as auction rate securities, (iii) incorrectly classified certain expenses as vesting of options and warrants (non-cash) expenses instead of as consulting, research and development (non-cash) expenses, and (iv) omitted an interest expense in the amount of $49,749.00 for the year ended December 31, 2004, resulting from a correction in accounting in connection with the Company’s reduction of the conversion price from $0.25 to $0.24 per share with respect to the Company’s 2000 and 2002 convertible notes. The Certifying Officers have concluded that the errors reported in this Amendment No. 2 were inadvertent reporting period comparison errors made in our amended Form 10-KSB filed January 12, 2006, of the reclassification in our restatement of our financial statements for the years ended December 31, 2005 and December 31, 2004, respectively, of certain expenses as research and development expenses that should have been so correctly identified in our 2005 to 2004 year comparison. Improvements regarding the effectiveness of our internal controls for reporting of financial period comparisons have been implemented. The Certifying Officers have reviewed the Company’s disclosure controls and procedures and concluded that those disclosure controls and procedures are effective in causing information to be recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and communicated to management of the Company to allow timely decisions regarding the Company’s public disclosures.

The Company believes that its internal disclosure controls and procedures are adequate with respect to its status as a development stage company and its past and current business regarding research and development of its patent portfolio. The Company has not generated revenue from operations for several years.

3

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant, Advanced Biotherapy, Inc., has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 21st day of February, 2007.

Advanced Biotherapy, Inc. (Registrant)

By:	/s/ Christopher W. Capps
President and Chief Executive Officer

By:	/s/ Michael G. Bansley
Chief Financial Officer

4

EXHIBIT 31.1

Certification by Christopher W. Capps, President and Chief Executive Officer
of
Advanced Biotherapy, Inc.

I, Christopher W. Capps, certify that:

1.  I have reviewed this report on Form 10-KSB/A of Advanced Biotherapy, Inc.;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.  The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting, and

5.  The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps President and Chief Executive Officer

5

EXHIBIT 31.2

Certification by Michael G. Bansley, Chief Financial Officer
of
Advanced Biotherapy, Inc.

I, Michael G. Bansley, certify that:

1.  I have reviewed this report on Form 10-KSB/A of Advanced Biotherapy, Inc.;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.  The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.  The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Michael G. Bansley Michael G. Bansley Chief Financial Officer

6

EXHIBIT 32.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-KSB/A for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Christopher W. Capps, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps, President and Chief Executive Officer

7

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-KSB/A for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Michael G. Bansley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 21, 2007

/s/ Michael G. Bansley Chief Financial Officer

8

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2
TO
FORM 10-QSB/A

(Mark One)

☒ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the period ended March 31, 2006

OR

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ____________ to ______________

Commission file number 0-26323

ADVANCED BIOTHERAPY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of jurisdiction of incorporation or organization)	51-0402415 (IRS Employer Identification No.)

141 West Jackson Blvd., Suite 2182
Chicago, IL 60604
(Address of principal executive offices, including zip code)

(312) 427-1912
(Registrant’s telephone number, including area code)

Indicate by mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ YES    ☐NO

As of May 6, 2006, the Registrant had 54,348,346 shares of common stock, $0.001 par value, outstanding.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to correct errors the Company discovered in the comparison made between quarterly periods in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Controls and Procedures presented in the Company’s Quarterly Report on Form 10-QSB/A for the first quarter ended March 31, 2006 filed January 12, 2007 (“Amended Filing”). All other items in the Amended Filing not expressly changed herein shall be as set forth in the Amended Filing, including, without limitation, the financial statements presented in the Amended Filing.

The following are the errors discovered by the Company:

a.    The decrease in the amount of research and development expenses over the comparable quarter ended March 31, 2005, of $111,508 includes the sum of $20,500 reclassified as a research and development expense rather than a separate and equivalent stock option and warrant vesting expense;

b.    The Company eliminated the reference to “stock option and warrant vesting expense” in its comparison of the three months ended March 31, 2006 compared to 2005.

The Company is not restating or correcting its financial statements filed with the Amended Filing.

This Amendment No. 2 does not reflect events occurring after the filing of our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed on May 12, 2006 (“Original Filing”) or modify or update disclosures affected by subsequent events, except for Item 3. Controls and Procedures and the updated Exhibits 31.1, 31.2, 32.1 and 32.2. In accordance with SEC rules, this Amendment No. 2 includes updated certifications from our Chief Executive Officer and Chief Financial Officer as Exhibits 31.1, 31.2, 32.1 and 32.2.

The following sections of our Quarterly Report on Form 10-QSB/A have been revised from the Amended Filing:

Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Three Months Ended March 31, 2006 Compared to 2005.”

Part I - Item 3. Controls and Procedures.

All information in this Amendment No. 2 on Form 10-QSB/A and the Amended Filing is subject to updating and supplementing as provided in the Company’s periodic reports filed with the Securities and Exchange Commission subsequent to the date of such reports.

1

PART I.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO 2005.

For the three months ended March 31, 2006, the Company realized a net loss of $534,413 compared to a net loss of $623,066 for the three months ended March 31, 2005. The Company had decreases in expenses over the three months ended March 31, 2005, consisting primarily of the following: decreased research and development expenses of $111,508, decreased professional fees of $28,245, decreased insurance of $18,257, decreased shareholder relations and transfer fees expenses of $5,690, decreased travel and entertainment of $13,533, and increased interest expense of $26,853, net of increased administrative salaries and benefits of $23,019.

ITEM 3. CONTROLS AND PROCEDURES

In accordance with Item 307 of Regulation S-B promulgated under the Securities Act of 1933, as amended, and within 90 days of the date of this amended Form 10-QSB, the Chief Executive Officer and Chief Financial Officer of the Company (the “Certifying Officers”) conducted evaluations of the Company’s disclosure controls and procedures. As defined under Sections 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the term “disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

The Certifying Officers have concluded that as of May 12, 2006, the date of the original filing of the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 (“Original Filing”), the Company’s disclosure controls and procedures were ineffective because (i) the Company incorrectly classified certain expenses as vesting of options and warrants (non-cash) expenses instead of consulting, research and development (non-cash) expenses and (ii) the Original Filing omitted $49,749.00 from the Company’s accumulated deficit resulting from an additional interest expense of $49,749.00 recognized for the year ended December 31, 2004, which additional interest expense was explained in the Company’s restatement of its financial statements filed in our Form 10-KSB/A for the year ended December 31, 2005. The Certifying Officers have concluded that the errors reported in this Amendment No. 2 were inadvertent reporting period comparison errors made in our amended Form 10-QSB filed January 12, 2006, of the reclassification in our Restatement of our financial statements for the quarter ended March 31, 2006, and the year ended December 31, 2005, of certain expenses as research and development expenses that should have been so correctly identified in our three month comparison. Improvements regarding the effectiveness of our internal controls for reporting financial period comparisons have been implemented. The Certifying Officers have reviewed the Company’s disclosure controls and procedures and concluded that those disclosure controls and procedures are effective in causing information to be recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and communicated to management of the Company to allow timely decisions regarding the Company’s public disclosures. The Company believes that its internal disclosure controls and procedures are effective and adequate with respect to its status as a development stage company and its past and current business regarding research and development of its patent portfolio.

As of the date of this amended Form 10-QSB/A, there had not been any significant changes in the Company’s internal controls or in other factors that could have significantly affected these internal controls subsequent to the date of the Certifying Officers’ evaluation.

2

PART II

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibit
Number	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 10-QSB/A to be signed on its behalf by the undersigned thereunto duly authorized as of February 21, 2007.

Advanced Biotherapy, Inc. (Registrant)

By: /s/ Christopher W. Capps	By:	/s/ Michael G. Bansley
Christopher W. Capps President and CEO		Michael G. Bansley Chief Financial Officer

4

EXHIBIT INDEX

Exhibit	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

5

EXHIBIT 31.1

Certification by Christopher W. Capps, President and Chief Executive Officer
of
Advanced Biotherapy, Inc.

I, Christopher W. Capps, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps President and Chief Executive Officer

6

EXHIBIT 31.2

Certification by Michael G. Bansley, Chief Financial Officer
of
Advanced Biotherapy, Inc.

I, Michael G. Bansley, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Michael G. Bansley Michael G. Bansley Chief Financial Officer

7

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Christopher W. Capps, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps, President and Chief Executive Officer

8

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Michael G. Bansley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 21, 2007

/s/ Michael G. Bansley Chief Financial Officer

9

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2
TO
FORM 10-QSB/A

(Mark One)

☒ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the period ended June 30, 2006

OR

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ____________ to ______________

Commission file number 0-26323

ADVANCED BIOTHERAPY, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0402415
(State of jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

141 West Jackson Blvd., Suite 2182
Chicago, IL 60604
(Address of principal executive offices, including zip code)

(312) 427-1912
(Registrant’s telephone number, including area code)

Indicate by mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ YES    ☐NO

As of August 1, 2006, the Registrant had 54,348,346 shares of common stock, $0.001 par value, outstanding.

TABLE OF CONTENTS

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to correct errors the Company discovered in the comparison made between quarterly periods in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Controls and Procedures presented in the Company’s Quarterly Report on Form 10-QSB/A for the second quarter ended June 30, 2006 filed January 12, 2007 (“Amended Filing”). All other items in the Amended Filing not expressly changed herein shall be as set forth in the Amended Filing, including, without limitation, the financial statements presented in the Amended Filing.

The following are the errors discovered by the Company:

a.    The decrease in the amount of research and development expenses over the comparable quarter ended June 30, 2005, of $488,443 includes the sum of $418,000 reclassified as a research and development expense rather than a separate and equivalent stock option and warrant vesting expense;

b.     The decrease in the amount of research and development expenses over the comparable six months ended June 30, 2005, of $600,031 includes the sum of $438,500 reclassified as a research and development expense rather than a separate and equivalent stock option and warrant vesting expense.

c.    The Company eliminated the reference to “stock option and warrant vesting expense” in its comparison of the three months ended June 30, 2006 compared to 2005, and the six months ended June 30, 2006 compared to June 30, 2005.

The Company is not restating or correcting its financial statements filed with the Amended Filing.

This Amendment No. 2 does not reflect events occurring after the filing of our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed on August 23, 2006 (“Original Filing”) or modify or update disclosures affected by subsequent events, except for Item 3. Controls and Procedures and the updated Exhibits 31.1, 31.2, 32.1 and 32.2. In accordance with SEC rules, this Amendment No. 2 includes updated certifications from our Chief Executive Officer and Chief Financial Officer as Exhibits 31.1, 31.2, 32.1 and 32.2.

The following sections of our Quarterly Report on Form 10-QSB/A have been revised from the Amended Filing:

Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Three Months Ended June 30, 2006 Compared to 2005” and “Six Months Ended June 30, 2006 Compared to June 30, 2005”.

Part I - Item 3. Controls and Procedures.

All information in this Amendment No. 2 on Form 10-QSB/A and the Amended Filing is subject to updating and supplementing as provided in the Company’s periodic reports filed with the Securities and Exchange Commission subsequent to the date of such reports.

1

PART I.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THREE MONTHS ENDED JUNE 30, 2006 COMPARED TO 2005.

For the three months ended June 30, 2006, the Company realized a net loss of $379,790 compared to a net loss of $810,692 for the three months ended June 30, 2005. The Company had decreases in expenses over the three months ended June 30, 2005, consisting primarily of the following: decreased research and development expenses of $488,443, decreased salaries and benefits of $59,609, decreased insurance of $18,257, decreased travel and entertainment of $3,964 and decreased interest and dividend income of $1,516, net of increased professional fees of $20,780, and net of loss on impairment or abandonment of patents of $92,500, and net of increased interest expense of $38,127.

SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO 2005.

For the six months ended June 30, 2006, the Company realized a net loss of $914,203 compared to a net loss of $1,434,028 for the six months ended June 30, 2005. The Company had decreases in expenses over the six months ended June 30, 2006, consisting primarily of the following: decreased research and development expenses in the amount of $600,031, decreased professional fees of $7,465, decreased administrative salaries and benefits of $36,590, decreased insurance of $36,513, deceased shareholder and transfer fees of $5,690, decreased travel and entertainment of $17,497, decreased interest and dividend income of $828, net of increased business development expenses of $39,500, net of loss on impairment or abandonment of patents of $92,500 and net of increased interest expense of $54,980.

ITEM 3. CONTROLS AND PROCEDURES

In accordance with Item 307 of Regulation S-B promulgated under the Securities Act of 1933, as amended, and within 90 days of the date of this amended Form 10-QSB, the Chief Executive Officer and Chief Financial Officer of the Company (the “Certifying Officers”) conducted evaluations of the Company’s disclosure controls and procedures. As defined under Sections 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the term “disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

The Certifying Officers have concluded that as of August 23, 2006, the date of the original filing of the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 (“Original Filing”), the Company’s disclosure controls and procedures were ineffective because (i) the Company incorrectly classified certain expenses as vesting of options and warrants (non-cash) expenses instead of consulting, research and development (non-cash) expenses and (ii) the Original Filing omitted $49,749.00 from the Company’s accumulated deficit resulting from an additional interest expense of $49,749.00 recognized for the year ended December 31, 2004, which additional interest expense was explained in the Company’s restatement of its financial statements filed in our Form 10-KSB/A for the year ended December 31, 2005. The Certifying Officers have concluded that the errors reported in this Amendment No. 2 were inadvertent reporting period comparison errors made in our amended Form 10-QSB filed January 12, 2006, of the reclassification in our Restatement of our financial statements for the quarter ended June 30, 2006, and the year ended December 31, 2005, of certain expenses as research and development expenses that should have been so correctly identified in our three month comparison. Improvements regarding the effectiveness of our internal controls for reporting financial period comparisons have been implemented. The Certifying Officers have reviewed the Company’s disclosure controls and procedures and concluded that those disclosure controls and procedures are effective in causing information to be recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and communicated to management of the Company to allow timely decisions regarding the Company’s public disclosures. The Company believes that its internal disclosure controls and procedures are effective and adequate with respect to its status as a development stage company and its past and current business regarding research and development of its patent portfolio.

As of the date of this amended Form 10-QSB/A, there had not been any significant changes in the Company’s internal controls or in other factors that could have significantly affected these internal controls subsequent to the date of the Certifying Officers’ evaluation.

2

PART II

ITEM 6.	EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibit
Number	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 10-QSB/A to be signed on its behalf by the undersigned thereunto duly authorized as of February 21, 2007.

Advanced Biotherapy, Inc. (Registrant)

By: /s/ Christopher W. Capps	By:	/s/ Michael G. Bansley
Christopher W. Capps President and CEO		Michael G. Bansley Chief Financial Officer

4

EXHIBIT INDEX

Exhibit	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

5

EXHIBIT 31.1

Certification by Christopher W. Capps, President and Chief Executive Officer
of
Advanced Biotherapy, Inc.

I, Christopher W. Capps, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps President and Chief Executive Officer
6

EXHIBIT 31.2

Certification by Michael G. Bansley, Chief Financial Officer
of
Advanced Biotherapy, Inc.

I, Michael G. Bansley, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Michael G. Bansley Michael G. Bansley Chief Financial Officer

7

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Christopher W. Capps, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps, President and Chief Executive Officer

8

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Michael G. Bansley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 21, 2007

/s/ Michael G. Bansley Chief Financial Officer

9

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 2
TO
FORM 10-QSB/A

(Mark One)

☒ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the period ended September 30, 2006

OR

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ____________ to ______________

Commission file number 0-26323

ADVANCED BIOTHERAPY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of jurisdiction of incorporation or organization)	51-0402415 (IRS Employer Identification No.)

141 West Jackson Blvd., Suite 2182
Chicago, IL 60604
(Address of principal executive offices, including zip code)

(312) 427-1912
(Registrant’s telephone number, including area code)

Indicate by mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ YES    ☐NO

As of October 11, 2006, the Registrant had 946,561,870 shares of common stock, $0.001 par value, outstanding.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to correct errors the Company discovered in the comparison made between quarterly periods in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Controls and Procedures presented in the Company’s Quarterly Report on Form 10-QSB/A for the third quarter ended September 30, 2006 filed January 12, 2007 (“Amended Filing”). All other items in the Amended Filing not expressly changed herein shall be as set forth in the Amended Filing, including, without limitation, the financial statements presented in the Amended Filing.

The following are the errors discovered by the Company:

a.    The decrease in the amount of research and development expenses over the comparable nine months ended September 30, 2005, of $672,419 includes the sum of $438,500 reclassified as a research and development expense rather than a separate and equivalent stock option and warrant vesting expense;

b.   The Company eliminated the reference to “stock option and warrant vesting expense” in its comparison of the nine months ended September 30, 2006 compared to 2005.

The Company is not restating or correcting its financial statements filed with the Amended Filing.

This Amendment No. 2 does not reflect events occurring after the filing of our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed on November 30, 2006 (“Original Filing”) or modify or update disclosures affected by subsequent events, except for Item 3. Controls and Procedures and the updated Exhibits 31.1, 31.2, 32.1 and 32.2. In accordance with SEC rules, this Amendment No. 2 includes updated certifications from our Chief Executive Officer and Chief Financial Officer as Exhibits 31.1, 31.2, 32.1 and 32.2.

The following sections of our Quarterly Report on Form 10-QSB/A have been revised from the Amended Filing:

Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Nine Months Ended September 30, 2006 Compared to 2005.”

Part I - Item 3. Controls and Procedures.

All information in this Amendment No. 2 on Form 10-QSB/A and the Amended Filing is subject to updating and supplementing as provided in the Company’s periodic reports filed with the Securities and Exchange Commission subsequent to the date of such reports.

PART I.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO 2005

For the nine months ended September 30, 2006, the Company realized a net loss of $1,404,210 compared to a net loss of $1,910,219 for the nine months ended September 30, 2005. The Company had decreases in expenses over the nine months ended September 30, 2005, consisting primarily of the following: decreased research and development expenses in the amount of $672,419, decreased promotional fees of $212, decreased depreciation and amortization of $3,831, decreased administrative salaries and benefits of $98,696, decreased insurance of $54,770, deceased shareholder and transfer fees of $8,052, decreased rent of $5,100, decreased travel and entertainment of $21,771, decreased general and administrative expenses of $1,160, decreased interest and dividend income of $1,872, decreased business development expenses of $36,500, increased professional fees of $96,425 and increased interest expense of $71,082.

ITEM 3. CONTROLS AND PROCEDURES

In accordance with Item 307 of Regulation S-B promulgated under the Securities Act of 1933, as amended, and within 90 days of the date of this amended Form 10-QSB, the Chief Executive Officer and Chief Financial Officer of the Company (the “Certifying Officers”) conducted evaluations of the Company’s disclosure controls and procedures. As defined under Sections 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the term “disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

The Certifying Officers have concluded that as of November 30, 2006, the date of the original filing of the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 (“Original Filing”), the Company’s disclosure controls and procedures were ineffective because (i) the Company incorrectly classified certain expenses as vesting of options and warrants (non-cash) expenses instead of consulting, research and development (non-cash) expenses and (ii) the Original Filing omitted $49,749.00 from the Company’s accumulated deficit resulting from an additional interest expense of $49,749.00 recognized for the year ended December 31, 2004, which additional interest expense was explained in the Company’s restatement of its financial statements filed in our Form 10-KSB/A for the year ended December 31, 2005. The Certifying Officers have concluded that the errors reported in this Amendment No. 2 were inadvertent reporting period comparison errors made in our amended Form 10-QSB filed January 12, 2006, of the reclassification in our Restatement of our financial statements for the quarter ended September 30, 2006, and the year ended December 31, 2005, of certain expenses as research and development expenses that should have been so correctly identified in our three month comparison. Improvements regarding the effectiveness of our internal controls for reporting financial period comparisons have been implemented. The Certifying Officers have reviewed the Company’s disclosure controls and procedures and concluded that those disclosure controls and procedures are effective in causing information to be recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and communicated to management of the Company to allow timely decisions regarding the Company’s public disclosures. The Company believes that its internal disclosure controls and procedures are effective and adequate with respect to its status as a development stage company and its past and current business regarding research and development of its patent portfolio.

As of the date of this amended Form 10-QSB/A, there had not been any significant changes in the Company’s internal controls or in other factors that could have significantly affected these internal controls subsequent to the date of the Certifying Officers’ evaluation.

PART II

ITEM 6.	EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibit
Number	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 10-QSB/A to be signed on its behalf by the undersigned thereunto duly authorized as of February 21, 2007.

Advanced Biotherapy, Inc. (Registrant)

By: /s/ Christopher W. Capps	By:	/s/ Michael G. Bansley
Christopher W. Capps President and CEO		Michael G. Bansley Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a).

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a).

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

EXHIBIT 31.1

Certification by Christopher W. Capps, President and Chief Executive Officer
of
Advanced Biotherapy, Inc.

I, Christopher W. Capps, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps President and Chief Executive Officer

EXHIBIT 31.2

Certification by Michael G. Bansley, Chief Financial Officer
of
Advanced Biotherapy, Inc.

I, Michael G. Bansley, certify that:

1.	I have reviewed this report on Form 10-QSB/A of Advanced Biotherapy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: February 21, 2007

/s/ Michael G. Bansley Michael G. Bansley Chief Financial Officer

EXHIBIT 32.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Christopher W. Capps, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  February 21, 2007

/s/ Christopher W. Capps Christopher W. Capps, President and Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the report of Advanced Biotherapy, Inc. (the “Company”) on Form 10-QSB/A for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”), I, Michael G. Bansley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	the Periodic Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 21, 2007

/s/ Michael G. Bansley Chief Financial Officer